Final Transcript

GIGABEAM: GigaBeam Corporation Conference Call September 13, 2007/12:00 p.m. EDT

SPEAKERS

Michael Briola - Executive Vice President, Trilogy Partners
Lou Slaughter - Chairman and Chief Executive Officer

ANALYSTS

Josh Nelson - Private investor
Murray Vandevelde - UBS
Michael Lichtenstein - Sierra Equity Group

PRESENTATION

Moderator
Ladies and gentlemen, thank you for standing by and welcome to the GigaBeam Corporation conference call. At this time all lines are in a listen-only mode. Later, there will be an opportunity for questions and instructions will be given at that time. As a reminder, this conference is being recorded. I’ll now turn the conference over to Michael Briola. Please go ahead, sir.

M. Briola	Good morning and good afternoon, everyone. I’m Michael Briola, Executive Vice President of Trilogy Capital Partners, and I’d like to welcome you to today’s GigaBeam conference call.

Before we get started I’d like to read a brief cautionary statement. This conference may contain forward-looking statements made by the senior management of GigaBeam that involve risks and uncertainties that could affect GigaBeam’s ability to achieve the anticipated financial results. Additionally, certain statements contained in this call that are not based on historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. GigaBeam intends that forward-looking statements in the call be subject to Safe Harbor created thereby. GigaBeam’s actual results could differ materially from the results projected and/or implied by the ... statements as to risk, as a result of risk factors including the risk factors set forth in GigaBeam’s filings with the SEC.

GIGABEAM
Host: Louis Slaughter
September 13, 2007/12:00 p.m. EDT

With that I’d like to introduce Lou Slaughter, Chairman and Chief Executive Officer of GigaBeam. Lou.

L. Slaughter
Thank you, Michael. To everybody participating in the conference call today, thanks for your time. I really appreciate you joining. Over the past few months GigaBeam has experienced many exciting developments, including, as you will have seen, several milestones orders for our next generation wireless broadband product. Before I get into that, though, I want to give you some vital information and background information on the company.

GigaBeam’s WiFiber product, I continue to believe, ushers in a new era of communications by allowing our customers and users to bypass the existing telecom infrastructure controlled by large carriers and connect directly to the Point-of-Presence in any of the urban areas and cities around the country, and the globe for that matter. We believe that the far-reaching impact of an easily deployable low cost alternative to fiber optics or terrestrial fiber is disruptive to the market. This is especially true, as our WiFiber product is able to transmit data utilizing the highest approved radio frequencies at speeds equivalent to 1,000 DSL lines, or 647 T1 lines.

WiFiber is truly a market changing technology that enables applications such as VoIP, Internet, video, television, movies, and data transmission with high security, high speed, and robustness comparable to traditional fiber optic cables, but with all of the advantages of wireless technology. GigaBeam’s co-founders, which include myself and Doug Lockie, were instrumental in effecting legislation to open up 71-76 GHz, 81-86 GHz, and 92-95 GHz of wireless spectrum that our WiFiber product utilizes. This spectrum represents 15% of the entire authorized spectrum available today, and the largest amount of spectrum ever regulated by the FCC. This is significant because previously authorized wireless spectrum available for point-to-point license communications was limited to 50 MHz blocks.

GIGABEAM
Host: Louis Slaughter
September 13, 2007/12:00 p.m. EDT

With sophisticated modulation technologies, that’s the scheme which determines the amount of data each frequency wave can carry, transmission speeds in these 50 MHz blocks are limited to about 150 Mbps. We have available, in the three blocks I mentioned beforehand, a total of 13,000 MHz, and so the physics, along with the developing technology we’re working on, enable communication speeds up to 40 Gbps. We’re currently operating with our product at 1 Gbps, we’re alpha testing 2 Gbps, with plans to launch 10 Gbps per second.

This spectrum and our technology enables for the first time wireless transport. Until now, all wireless communications have been access. Cell phones, satellite, and even previous point-to-point communications are what I categorize as access. Previous point-to-point communications would connect multiple sites of buildings to a single building, which is what I call a lighthouse building, but still be dependent upon the local incumbent to transport across cities and urban areas to Points-of-Presence, or what others call “fiber hotels.” Now with this new spectrum and GigaBeam’s technology all a customer, or a new carrier for that matter, needs is a single fiber point in a city and they are totally emancipated from having to deal with the incumbents like Verizon or AT&T. For this reason alone I believe that the potential for our company is significant.

Current GigaBeam partners, customers, and end users include Google, Verizon, Sprint, the Department of Defense, as well as several cities and universities, such as San Francisco and Boston University. The company has implemented an aggressive commercialization strategy to expand into every metropolitan market around the globe. Just this morning we announced our first order from the country of Spain. While initial sales into any country are one or two links, our experience is that there are follow-on and an expanding volume of sales into each of these new markets. Take, for example, South Africa, where after initial sales we have had repeat and an increasing number of sales. Just recently we announced our fifth order to South Africa, with an order for six more links. Our VP of International Business Development is there today and reported to me just this morning that he is optimistic about growing penetration of our product into the South African market.

Aside from the growth in number of markets and market penetration, I also want to share with you the important developments we’ve recently announced regarding broadening our product offering. This is a natural evolution and very exciting development for our company. We have realized, in the deployment of our WiFiber product to the market that there is a significant potential for access technologies that can be deployed as feeder links off our WiFiber transport technology. Think of it as a network infrastructure that’s similar to a highway system, we provide the freeways and the customers still need the access roads and the side roads.

GIGABEAM
Host: Louis Slaughter
September 13, 2007/12:00 p.m. EDT

And, more importantly, because our customers look to GigaBeam for the backbone of the networks, they readily discuss with us what appropriate other access wireless technology should be deployed. For example, one customer recently asked us to recommend even the switches to be used which would be optimal and compatible with our WiFiber product. We are therefore in an excellent position to recommend, and in a number of cases sell or resell the access wireless technologies. It is this opportunity that we are realizing and we are addressing with our new product introductions.

Accordingly, we recently announced a low cost, low data rate WiFiber product which operates at 100 Mbps, and which is to be scalable using a software switch up to 1 Gbps and higher with new rate product introductions. In the last few days we just announced a 27 Mbps, low cost 24 GHz frequency product. Both of these products have been very well received by the market. We will continue to expand our product offering, which in most cases may be just an OEM relationship, all leading towards GigaBeam being a one-stop solution with the opportunity to capture most of the revenue for an integrated network development.

The selection of our product and success we have had to date in the market also relates to the nature of our product in terms of ease and deployment and economics. Our customers can purchase and install a GigaBeam link in a couple of hours, and at typically up to one-twentieth the cost of fiber, depending upon, of course, where it’s deployed. When compared to paying monthly fees required to using existing fiber from an incumbent carrier, return on investment to our customers is typically only one-quarter to three-quarters. In a major metropolitan city laying fiber optic cable or terrestrial fiber alone can cost over a million dollars a mile. Several cities and municipalities are currently expanding commitments to GigaBeam based on testimonials that the economics of WiFiber solutions have proven already superior to terrestrial fiber, and even other wireless alternatives.

To underscore the potential impact of our product and the superior economics, I want to share with you a testimonial of one of our customers who has deployed our product in the Las Vegas market. That company is One Velocity. The company is what we refer to as a next generation telecommunications carrier. We refer to One Velocity as a Wireless Local Exchange Carrier, or WLEC. They are not a WISP a wireless Internet service provider, which some of you may be familiar with. They instead provide all the services that a large carrier like Verizon can provide utilizing metro Ethernet technology. They provide access speeds of between 10 Mbps, up to 2 Gbps.

GIGABEAM
Host: Louis Slaughter
September 13, 2007/12:00 p.m. EDT

One Velocity has established a network infrastructure and continues to build out over the 620 square miles of the Las Vegas valley. They have deployed some 33 of GigaBeam’s WiFiber links and they have multiple redundant links over the valley. More importantly is what they have accomplished in just eight months. They have established what we believe, and have been told by third parties, is the fastest Metro Ethernet infrastructure in the world, with 0.56 milliseconds of latency across the entire network, as compared to closer to 10 milliseconds for the incumbent there, and they’re carrying one-twelfth of the data as compared to the incumbent and, might I add, that’s just in eight months. They’re deploying, in less than a week, connectivity at a 50% discount of what the incumbent charges while the incumbent is reluctant to commit less than six months to deploy equivalent services. Their management has advised me that a total build-out of hardware across Las Vegas, including GigaBeam’s hardware, would cost about $20 million, whereas, to replicate this build-out in services using terrestrial fiber would cost at least $200 million. The economics are overwhelming.

We’re also involved and have announced orders from another WLEC in Boston called MetroNext. MetroNext is involved in deploying WiFiber for the backhaul of that city’s pilot WiFi initiative. We currently have discussions ongoing with other WLEC projects globally and in various stages. GigaBeam’s management team is fully committed to augmenting current revenues through a network of authorized dealers and resellers across North America, South America, Europe, Africa, the Middle East, and even India and Asia. These resellers, which include One Velocity and Innovative Telecoms, in Las Vegas, Nevada and Johannesburg, South Africa respectively, have local expertise and well-established contacts. In short, I believe GigaBeam has a truly market disruptive wireless technology, a pioneering management team, and an established worldwide network dedicated to penetrating every major metropolitan market around the globe.

GIGABEAM
Host: Louis Slaughter
September 13, 2007/12:00 p.m. EDT

Now, I’d like to take a moment to discuss some of our more recently announced milestone achievements, namely, that we have received several significant orders from our key resellers and that we recently reported record sales for the second quarter of calendar year 2007. Let me begin with our recent quarter filing, where we reported record sales of $2,068,353 as compared to $696,657 in the second quarter of 2006. This was primarily due to a 221% increase in product sales and a 36% increase in average selling prices. This was partially offset by a decrease in part sales. Gross profit for the second quarter of 2007 decreased 16% to $358,866, as compared to $429,101 for the comparable period in 2006, resulting in a gross margin for the second quarter of 2007 of 17%, compared to 62% for the prior year’s comparable quarter, primarily due to a charge of about $763,000 for inventory obsolescence and a higher commission rate on one of the company’s sales.

Operating expenses for the second quarter of 2007 decreased 56% to $2.4 million, as compared to $5.5 million in the second quarter of 2006, resulting from the cost-cutting efforts initiated in the first quarter of 2007. I might add, it’s also important to note that our net loss for the second quarter of 2007 decreased 56% to ($2.3) million, or ($0.46) per diluted share, as compared to ($5.3) million, or ($0.99) per diluted share for the second quarter of 2006, resulting primarily from cost reduction efforts initiated by the company in the first quarter of 2007. Year-to-date the net loss has decreased by 46% to a negative ($5.4 million), or ($1.09) per diluted share, as compared to a negative ($10.1 million), or ($1.98) per diluted share for the comparable period in 2006.

We believe that these results demonstrate our commitment to operating the business efficiently, and that our bottom line is trending towards achieving profitability. The revenue for the quarter was a record for the company since its IPO, and we witnessed a significant decrease in our net operating loss for the quarter. We believe we are continuing to make progress towards achieving strong fundamentals and on our overriding mission to build long-term shareholder value. As I mentioned, driving the growth is contributed to by our expanding sales pipeline and most recently we received an order for two of our G-1.25 WiFiber links and one 100 megabit product link from a fiber backbone telecommunications carrier in California.

GIGABEAM
Host: Louis Slaughter
September 13, 2007/12:00 p.m. EDT

As I mentioned earlier, we also recently announced an order for six additional WiFiber links from Innovative Telecoms, a major South African distributor and a systems integrator of WiFi, WiMAX, and proprietary technology solutions. We view South Africa, and for that matter the whole African continent, as an emerging market for GigaBeam technologies, and see this follow-on order as clear evidence that we are gaining momentum in the region. Additionally, we received an order for three 100 megabit WiFiber links, that’s the new product I spoke of earlier, from our Australasian reseller, GMG Solutions. Here in the U.S. we received an order for four links from a new strategic partner that is establishing a Metro Ethernet network in the city of Los Angeles. We also recently recognized a direct sale to a major university on the U.S. east coast. That order, we believe, underscores that educational institutions are an ideal application of WiFiber’s technology and a significant potential market opportunity, because there are more than 8,000 universities worldwide. We have also opened up new markets in the Caribbean with a world-class banking institution, and in the Middle East with a milestone order from the Kingdom of Saudi Arabia.

With that said, it has been a strong quarter thus far with the announcements made to date. We look forward to continuing the momentum as we grow our business and customers and end users continue to expand their applications for the value that’s inherent in our product. I appreciate your time and I now turn over to the moderator for questions.

Moderator	We’ll go first to Josh Nelson, a private investor. Please go ahead.

J. Nelson	Hello, Lou. I’d like to know the cause behind the delay of the Q.

L. Slaughter
Yes, Josh, we did file our Q late. The late filing was due to a collection of issues, including the relocation of our offices to North Carolina. We also appointed a new CFO. We had reduced support, we were without a controller during this period, and we also transitioned to a new branch of our audit firm down in North Carolina that had to sign off on the Q, along with other issues. I want to reassure you and all other investors on this call that the new CFO, Mark Hahn, and new President and COO, Jay Lawrence and I will do everything possible to ensure that we do not repeat this late filing. Thank you, Josh.

Moderator	Our next question is from the line of Murray Vandevelde with UBS. Please go ahead.

M. Vandevelde
Good morning, Lou. I have a couple of questions and then I guess I’ll re-cycle in. The first one is, let’s talk a little bit about the balance sheet and the finances, because clearly we’ve got a great product but the sales have been slow to get going, so just talk about sustainability.

GIGABEAM
Host: Louis Slaughter
September 13, 2007/12:00 p.m. EDT

L. Slaughter
Sure. Let me talk about the balance sheet and then the sustainability, in that order. Ever since the IPO of our company we’ve been tight on cash. For example, at our IPO we only raised a net $5 million, or thereabouts. This has been driven, in part, by our desire to not create unnecessary dilution. We have a very strong group of investors, about a dozen, that have participated in preferred financings and they have been very supportive of our activities, which contributes to sustainability. Then, since the close of the last quarter, the balance sheet that you’ve looked at, we closed on additional financing and we continue to manage our cash carefully. So when you see the next Q I believe you’ll get a better view of our strategy in this and future quarters going forward.

As for our company’s sustainability and background, we did the first ever IPO under the bulletin board of an operating company. The others have been reverse mergers and SPACs or Special Purpose Acquisition Corporations, that’s to my knowledge. Then we moved up to NASDAQ, so for the first two or three years of our business we’ve really been a company in product stage development, and we’ve moved through a number of products and we’re now in a position where our products are being distributed worldwide. We’ve not had one product returned for their money back, and we’re at an inflection point of our business. So we’re managing our cash carefully, we believe we’re absolutely in a transition, and as we said, we reported a record quarter and we’re working on some interesting initiatives relating to our company that we believe will improve our transition going forward.

We’ve also, as I pointed out in my presentation, broadened our product line, which is very exciting. We’re finding that going into enterprises, countries, large carriers, when we’re providing the backbone they’re really asking us how to come off of that backbone and they’re asking for more product and definition of product and we’re seizing on that opportunity with the two product introductions we’ve announced, and we’re going to continue to broaden that offering. In a number of cases there will be OEM relationships that will be very lucrative for the company. There’s a lot going on in the company, more so in the last quarter, this quarter, next quarter, in our company’s history, so I feel very positive going forward. Thank you.

GIGABEAM
Host: Louis Slaughter
September 13, 2007/12:00 p.m. EDT

Moderator	We’ll go to Michael Lichtenstein with Sierra Equity Group. Go ahead, please.
M. Lichtenstein
Good afternoon, gentlemen. Congratulations, Lou, on the record sales. This is a two-parter or three-parter, and I apologize if you can’t comment. The gross margins in the Q were about 17%. Obviously, with cost cutting and the decrease in your sales force to create profitability, where do you see this current quarter’s gross margins, if you can, in a range? Do you see record sales this quarter? And in being in this company for the last three or four years and watching you grow, you seem to have been ahead of the technology and people were nervous to take on a small company’s new technology that might be better than obviously the carriers out there. When do you see, in the near future, the 50, 100, or 200 link orders? And if you can’t comment on that, I apologize for the question.

L. Slaughter
Michael, thank you; both very good questions. Let me address the first one that actually may relate some to the question prior to yours. We did report a 16%, 17% margin for the quarter, with some charges against sales for the quarter. Had we not had those charges our margin would have effectively been 64%, so on a cash basis we had a strong contribution during the quarter from margins and product sales. As I noted in my talk, we actually had some price increases out there, which is counterintuitive sometimes for companies getting in the business, you expect prices to go down, but we have seen some price increases. So I expect that the margins this quarter will be strong. I don’t want to give out any leading information until the Q comes out, but we’re pleased with our margins.

Your second question about the nervousness with small companies and adoption of our technology is a good question, and I think it’s more adoption of our technology. I will underscore that we have received repeat orders from the Department of Defense to our company and that underscores that they’re very happy with our product. I should note in the second quarter we announced the order from the Kingdom of Bahrain for some 25 links, and that was a significant order. That’s a country that’s committed to our product and that’s a testimonial that a lot of prospective customers in the region are looking to follow suit. So back to your question, it’s a matter of building testimonials with new technology and we believe with what’s happened with entities like the Department of Defense and now a whole country embracing our technology, that word is starting to get out and will have, I believe, anything but positive developments for our company. Thank you.

GIGABEAM
Host: Louis Slaughter
September 13, 2007/12:00 p.m. EDT

Moderator	We have a follow up from Murray Vandevelde with UBS. Please go ahead.

M. Vandevelde
Lou, early on the game plan was that you would not be competing with a major carrier such as Verizon and so forth, but that you could help them facilitate the last mile of fiber. It doesn’t appear that they have bought on to that, and so you’ve gone to, obviously, trying to find other ways to penetrate the market. Can you comment on the reluctance of the big boys, if you will, to embrace this technology?

L. Slaughter
That’s a great question, Murray. I don’t believe big carriers like Verizon, the Sprint’s of the world, the AT&T’s of the world, move aggressively to adopt new technology. With the significant balance sheets they have they don’t have to adopt new technology aggressively. That was played out in the case of VoIP. Verizon didn’t adopt VoIP when it came out, but they sure are using it now. What I perceive will happen, or I expect to happen with the big carriers, is they will spend a year not really acknowledging what’s happening. They will spend the next year really starting to ask serious questions. Then the third year out they will start to embrace the technology.

I’ll give you some anecdotes to support that. In both the case of One Velocity in Las Vegas and MetroNext in Boston, they have discussions today with carriers to wholesale connectivity. The carrier business is very intertwined and they all buy transport and access from each other, so these two players, which I called WLECs earlier on, have discussions with major carriers to sell transport; that’s like the “toe in the water” for the big carriers. The economics, as I provided in my talk, are so overwhelming. In the case of One Velocity, as a typical WLEC in Las Vegas, if they fully build-out it’s some $15 million to $20 million worth of hardware purchases, including ours, and to do that with fiber in the ground it’s $200 million. That reality is going to start to set in, and it just takes the big guys time to embrace that. Also, Verizon, when they embrace a technology they probably spend tens of millions of dollars in marketing efforts, so it’s a big commitment to embrace a new technology. I just believe it’s a matter of time, because the economics are overwhelming supporting WiFiber technology and hardware in this spectrum. I hope I answered that question. Thank you.

Moderator	Mr. Slaughter, we have no further questions. Please go ahead with your closing remarks.

GIGABEAM
Host: Louis Slaughter
September 13, 2007/12:00 p.m. EDT

L. Slaughter
To everybody on the call, I appreciate your participation today. It should be evident that GigaBeam is very enthusiastic about its company and our future. It’s an exciting company. We’ve created and brought, in a relatively short period of time, a broad array of wireless applications to market, we’ve had a strong history to date, and we think our future is even brighter. I do appreciate your time today. Thank you very much.

Moderator
Thank you. Ladies and gentlemen, this conference will be available for replay after 3:30 p.m. today, through midnight, Saturday, October 13th. You may access the AT&T Executive Playback Service at any time by dialing 1-800-475-6701 and entering the access code 887235. International callers dial 320-365-3844 using the same access code, 887235.

That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.